Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of August 9, 2021, by and between Mawson Infrastructure Group Inc. (“Company”) and Liam Daniel Wilson (“Employee”). As used herein, Company and Employee shall be referred to individually as “Party” and collectively as the “Parties.”

RECITALS

Whereas, the Company desires to employ Employee as its Chief Operating Officer and to enter into this Agreement embodying the terms of such employment, and Employee desires to provide employment services to the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth below, the Parties hereby agree as follows:

1. Employment.

(a) Employment Term. Employee’s employment with the Company shall commence on August 16, 2021 (the “Start Date”). Either Party may terminate this Agreement at any time and for any reason, subject to Section 8 below. In the event the Company terminates this Agreement for Cause (as defined below), the Company may, in its sole discretion, waive the Notice Period in Section 8 and Employee shall be deemed terminated effective immediately and shall be entitled to no further payment, including no payment for the Notice Period. The period of Employee’s employment with the Company shall be referred to as the “Term.”

(b) Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events:

1)	Employee is found by a court of competent jurisdiction to have committed a felony (or equivalent offense under applicable law), unless the Company determines that such event shall not constitute Cause;

2)	Employee commits an act of fraud or embezzlement upon the Company Group or any willful act intended to injure the reputation, business, or any business relationship of the Company Group;

3)	Employee fails to comply with the Company’s policies and procedures, including without limitation those outlined in the Company’s Employee Handbook;

4)	Employee materially breaches any of the provisions of this Agreement or otherwise refuses or fails to perform Employee’s duties with the Company in a competent and professional manner, and if such breach is capable of cure (as determined by the Company), the breach is not cured by Employee within fifteen (15) business days following written notice being delivered to Employee by the Company;

5)	Employee breaches any of the provisions of the Company’s Confidentiality, Non-Solicitation and Intellectual Property Assignment Agreement, as incorporated into this Agreement as Exhibit B.

(c) Death or Disability. Employee’s employment shall terminate automatically upon Employee’s death or Disability during the Term. For purposes of this Agreement, “Disability” means the Employee’s inability, by reason of physical or mental illness, to fulfill Employee’s obligations hereunder for one hundred and eighty (180) consecutive days which, in the reasonable opinion of an independent physician selected by the Company or its insurers, renders Employee unable to perform the essential functions of Employee’s job.

(d) Upon the termination of Employee’s employment with the Company for any reason (including resignation), Employee will be deemed to resign from all offices and directorships, if any, that Employee holds with the Company or any of the Company Group (as defined below) and Employee agrees to execute any and all documents necessary to effectuate such resignations.

(e) Employee acknowledges and agrees that, as a condition of Employee’s employment with the Company, Employee will be required to carefully review, sign, and comply with the Company’s Confidentiality, Non-Solicitation and Intellectual Property Assignment Agreement, as incorporated into this Agreement as Exhibit B.

2. Title and Duties.

(a) Employee will be employed by the Company in the position of Chief Operating Officer, a full-time and exempt position. Until further notice, Employee’s primary work location will be in Georgia. Employee will report to the Chief Executive Officer, and will perform such duties and responsibilities, exercise such powers and hold such other positions within the Company Group (as defined below) as may be assigned to Employee from time to time (“Services”). Employee may, from time to time, be required to travel away from Employee’s primary work location in order to effectively carry out Employee’s duties.

(b) Employee agrees to: (i) abide by the rules, regulations, practices and standards as adopted or modified from time to time in the Company’s sole discretion, including without limitation the Company’s rules of conduct and policies contained in its Employee Handbook; and (ii) devote Employee’s full business time and efforts to the provision of Services under this Agreement.

(c) Employee’s primary responsibilities will be as communicated by the Company to the Employee in writing.

(d) “Company Group” means Mawson Infrastructure Group Inc., and any of its parents, subsidiaries, related and affiliated corporations, limited partnerships and other business entities.

(e) Employee acknowledges that the Company may modify Employee’s job title, work location, duties, and responsibilities from time to time when mutually agreed with Employee. If the employee’s location of work does change, then a relocation package will be mutually agreed upon prior to the employee accepting the move.

3. Compensation.

(a) Base Compensation. Employee will receive an annual Base Compensation at the rate of the equivalent US amount of AUD$300,000 gross, less applicable withholdings, payable in twelve monthly installments on or about the 15th of each calendar month in accordance with the Company’s payroll procedures. If the service relationship ends during a calendar year or calendar month, the compensation is payable pro rata. The Base Compensation will be reviewed on an annual basis in the Company’s sole discretion, and the Company has no obligation to increase Employee’s Base Compensation at any time.

(b) Short-Term Incentive. During the term of this Agreement, Employee shall be eligible to participate in the Company’s discretionary Short Term Incentive Program (“STIP”). Calculation of any STIP bonus shall be in the full discretion of the Company. Company reserves the right to unilaterally decide on any changes to, or cessation of, the STIP.

(c) Long-Term Incentive Grant. During the term of this Agreement, Employee shall be eligible to receive equity or equity-based awards under the Company’s 2021 Equity Incentive Compensation Plan, as may be amended from time to time, and any successor plan (the “LTIP”). The Company reserves the right to unilaterally decide on any changes to, or cessation of, the LTIP.

(d) Withholdings and Deductions. All payments made under this Agreement by the Company shall be subject to all required U.S. federal, state, local and other applicable withholdings and such deductions as Employee may instruct the Company to take or as may otherwise be required by law.

4. Benefits.

(a) Employee shall be eligible to participate in the same employee benefit plans, policies, programs, perquisites and arrangements, as the same may be provided and amended from time to time, that are provided generally to similarly situated U.S. employees of the Company, to the extent Employee meets the eligibility requirements for any such plan, policy, program, perquisite, or arrangement. In the event Employee elects not to participate in the Company’s benefits plans, no payment shall be made to Employee in lieu thereof. The Company reserves the right to change Employee’s compensation and/or prospectively modify or terminate any of its benefits plans or programs, to the extent permitted by applicable law.

(b) In addition to the Base Compensation, the Company will pay or reimburse the Employee a total maximum monthly amount of up to $800 for the Employee’s medical care premium based on the medical care premium cost actually paid by the Employee. For the sake of clarity, if the Employee’s medical care premium for the month is only $500, the Company will only pay or reimburse the Employee the amount of $500, not $800. The Employee must provide sufficient evidence to the Company of the Employee’s monthly medical care premium.

(c) Employee shall be entitled to twenty (20) business days of paid time off (“PTO”) each calendar year, pro-rated for partial years worked. PTO days may be taken at such time or times as may be agreed with the Company. Unused PTO’s will be carried over from year to year. All unused PTO days for a given year will be paid out in the event Employee resigns or Employee’s employment is terminated by the Company for any reason. Employee will also be eligible to accrue paid sick leave as required by applicable sick leave laws.

(d) Employee shall be entitled to be reimbursed for any reasonable business expense incurred in the exercise of Employee’s duties subject to the timely submission of proper receipt(s) for such expenses in accordance with the Company’s policy and approval by the designated person.

In addition, the benefits outlined in Exhibit A (that is, Relocation Provisions) of this Agreement are incorporated into this Agreement.

5. Severance and Other Obligations Upon Termination.

(a) Termination By Employee For Any Reason, By The Company For Cause, Or Due To Death or Disability. If Employee’s employment terminates as a result of Employee’s death, Disability, or termination by Employee for any reason, Employee shall be entitled to receive all accrued and unpaid Base Salary, unreimbursed reasonable business expenses (provided that receipts for such expenses are provided to the Company within thirty (30) days of Employee’s termination date in compliance with the Company’s expense reimbursement policies and procedures), and any other accrued and unpaid benefits (the “Accrued Benefits”), but no other compensation.

(b) Termination By The Company Without Cause. In addition to the Accrued Benefits, if Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), subject to (i) Employee’s execution and non-revocation of a general release of claims in favor of the Company in a form satisfactory to the Company within 60 days following the date of termination (the “Release Period”) and (ii) Employee’s continued compliance with the confidentiality and non-solicitation covenants set forth in Exhibit B, Employee shall be entitled to receive as severance six (6)) months of Base Salary if Employee’s employment is terminated by the Company without Cause. All severance shall be paid in substantially equal installments pursuant to the Company’s regular payroll schedule and practices, and shall be subject to applicable payroll taxes and withholdings, with the first installment to be paid on the first regularly scheduled payroll date following the date on which such release of claims becomes irrevocable and to include any severance amount Employee would otherwise have been entitled to receive prior to such payment date. Notwithstanding the foregoing, if such severance constitutes non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code (the “Code”) and the Release Period begins in one calendar year and ends in the next calendar year, the payment of the severance shall not commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.

6. Representations.

(a) Employee represents and warrants that Employee is not in breach of any agreement requiring Employee to preserve the confidentiality of any information, client lists, trade secrets or other confidential information or any agreement not to compete, solicit clients or employees of, or interfere with, any prior employer, and that neither the execution of this Agreement nor the performance by Employee of Employee’s obligations hereunder will conflict with, result in a breach of, or constitute a default under, any agreement or policy to which Employee is a party or to which Employee may be subject, including any garden leave or notice requirement prior to resigning from Employee’s prior employment. Employee further represents that Employee has not taken and will not take any confidential information from any prior employer and will not use any such information in performing Employee’s obligations hereunder but instead will rely on Employee’s generalized knowledge and skill in performing Employee’s services hereunder.

(b) Employee further agrees that Employee will disclose to the Company any and all agreements relating to Employee’s prior employment that may affect Employee’s eligibility to be employed by the Company or limit the manner in which Employee may be employed. It is the Company’s understanding that any such agreements will not prevent Employee from performing the duties of Employee’s position and Employee represents and warrants that such is the case. Moreover, Employee agrees that, during the Term, Employee will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of Employee’s employment, nor will Employee engage in any other activities that conflict with Employee’s obligations to the Company.

7. Intellectual Property.

(a) Employee covenants and agrees that the Company is the sole and exclusive owner of all right, title and interest in all discoveries, developments, designs, improvements, inventions, innovations, processes, techniques, algorithms, technologies, programs, software, works of authorship, know-how and data (whether or not registerable under copyright, trademark or patent statutes), patents, trade secrets, copyrights, trademarks and proprietary information which Employee may make, conceive, develop, produce, learn, process or acquire, either individually or jointly with others, while providing services under this Agreement and all the goodwill associated therewith (collectively, the “Intellectual Property”). Employee shall promptly and fully disclose to the Company all Intellectual Property. Employee acknowledges and agrees that Intellectual Property that is a work of authorship is a “work for hire” (as that term is used under U.S. copyright law), and the Company (or its affiliated or related entities, members, associated companies, successors, assigns or nominees) shall be the sole owner of all copyrights in or connected with such Intellectual Property, including without limitation all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any such Intellectual Property. Employee hereby waives any moral rights that Employee may have with respect to the Intellectual Property. Employee hereby irrevocably assigns and agrees to assign to the Company (or its affiliated or related entities, members, associated companies, successors, assigns or nominees) Employee’s entire right, title and interest in the Intellectual Property, present and future. Employee agrees to take all reasonable actions and cooperate as is necessary to protect and preserve the intellectual and proprietary rights in the Intellectual Property and further agrees to promptly execute and deliver any specific assignments or other papers and lawful documents that might be necessary to perfect the sole right, title and interest in the Company (or its affiliated or related entities, members, associated companies, successors, assigns or nominees) in the Intellectual Property covered in this Agreement and promptly execute and deliver any and all papers and lawful documents required or necessary to obtain and maintain effective patent, copyright or other protection in the Intellectual Property by the Company (or its affiliated or related entities, members, associated companies, successors, assigns or nominees) or that might otherwise be reasonably requested by the Company, during and after Employee’s employment.

(b) Employee irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to execute and file any and all applications and other necessary documents and to do all other lawfully permitted acts to further the prosecution, issuance or enforcement of patents, copyrights, trade secrets and similar protections related to such Intellectual Property with the same legal force and effect as Employee had executed them himself. Employee warrants and represents that there are no inventions (whether patentable or not), patents, trade secrets, trademarks, trade names, copyrights, or other intellectual property owned by Employee prior to entering into employment with the Company hereunder, and that Employee has not executed and will not execute any document or instrument in conflict herewith.

8. Notice Period. Employee may resign from the Company at any time and agrees to provide prior written notice at least three (3) months in advance of the effective date of Employee’s resignation from the Company (the “Notice Period”). During the Notice Period, Employee will continue to be an employee of the Company and shall remain subject to the terms of this Agreement and all Company policies and procedures. In no event may Employee perform services of any kind for any other employer during the Notice Period. During the Notice Period, the Company may, in its sole discretion, remove any duties assigned to Employee, assign Employee other duties (consistent with Employee’s experience), require Employee to remain away from the Company’s places of business, or waive some or all of the Notice Period and consider Employee’s resignation effective immediately , or on some date prior to the expiration of the Notice Period. During the actual duration of the Notice Period (as may be waived or shortened by the Company in its sole discretion), and provided that Employee continues to act in a manner consistent with Employee’s obligations as an employee of the Company, Employee will continue to be paid at Employee’s then current Base Compensation and remains eligible to participate in benefit plans for Company employees in comparable positions, but Employee shall not be entitled to any other payments of any kind from the Company.

9. Return of Company Property. Employee agrees to deliver to the Company promptly upon termination of Employee’s employment with the Company for any reason (including resignation), or at any other time upon request by the Company, all property and equipment of the Company of any kind in Employee’s possession or subject to Employee’s control, including, but not limited to, computer equipment (hardware and software), documentation of any sort and however stored, records, data, identification cards, credit cards, cellular telephones, iPhone or similar devices, magnetic key cards and all other physical and/or electronic property of the Company and all copies of any of the foregoing. Employee further agrees that Employee will permanently delete any and all Company property which cannot be returned to the Company in its entirety, including all property stored on a cloud storage service.

10. Permitted Disclosures. Pursuant to the Defend Trade Secrets Act (18 U.S.C. § 1833(b)), Employee understands that Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Employee’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Employee understands that if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding if Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Employee has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement, or any other agreement that Employee has with the Company, shall prohibit or restrict Employee from (A) making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company; or (B) responding to a valid subpoena, court order or similar legal process; provided, however, that prior to making any such disclosure pursuant to this Section 10(B), Employee shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflicts of laws.

12. No Waiver. No failure by either Party at any time to give notice of any breach by the other Party, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar provision or condition at the time or at any prior or subsequent time.

13. Severability. In the event that any provision or term of this Agreement is held to be invalid, prohibited or unenforceable for any reason, such provision or term shall be deemed severed from this Agreement, without invalidating the remaining provisions, which shall remain in full force and effect. If at any time a court or other body having jurisdiction over this Agreement shall determine that any of the subject matter or duration is unreasonable in any respect, it shall be reduced and not terminated, as such court or body determines may be reasonable.

14. Background Check and Eligibility. This Agreement is contingent upon the successful completion of a background check acceptable to the Company, to the extent permitted by law, and proof of Employee’s eligibility to work in the United States. All employees must complete a new Form I-9 no later than their first day of employment. Employee will be asked to complete and sign a Form I-9, Employment Eligibility Verification on Employee’s first day, and to provide documentation to demonstrate Employee’s identity and employment authorization within three business days of Employee’s start date. The documents acceptable for this purpose are listed on the “List of Acceptable Documents” notice enclosed with this letter and are also available at https://www.uscis.gov/i-9. The offer of employment set forth in this Agreement is expressly conditioned on verification of Employee’s identity and legal authorization to work in the United States.

15. Successors and Assigns. This Agreement shall be binding upon Employee without regard to the duration of Employee’s employment by the Company or reasons for the termination of Employee’s employment with the Company, and all rights and obligations hereunder shall be binding upon and shall inure to the benefit of Employee’s heirs, executors, representatives and administrators and any successors. Because of the personal nature of the services to be rendered by Employee, Employee may not assign Employee’s rights or obligations under this Agreement. This Agreement shall also be binding upon and inure to the benefit of the Company and its respective successors and assigns, including any Person with which or into which the Company or its successors may be merged or which may succeed to their assets or business. The Company may freely assign its rights or obligations under this Agreement, in whole or in part, at any time, without prior notice to Employee and without Employee’s consent.

16. Code Section 409A.

(a) General. The intent of the Company and Employee is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with such intent. If the Company determines that any provision of this Agreement would cause Employee to incur any additional tax or interest under Section 409A, the Company and Employee shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and the Company of the applicable provision without violating the provisions of Section 409A.

(b) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, (i) no amount that constitutes “nonqualified deferred compensation” under Section 409A shall be payable pursuant to Section 5(b) above unless the termination of Employee’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); and (ii) if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Employee’s Separation from Service with the Company or (B) the date of Employee’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement shall be paid as otherwise provided herein.

(c) Separate Payments. For purposes of applying the provisions of Section 409A, each separately identified amount and each installment payment to which Employee is entitled under this Agreement shall be treated as a separate payment.

17. Legal Advice. Employee acknowledges that Employee has had the opportunity to consult with legal counsel of Employee’s choosing, at Employee’s own expense, in connection with Employee’s decision to enter this Agreement.

18. Indemnification. The Company agrees to indemnify Employee to the extent provided in its governing documents, or pursuant to any insurance policies the Company maintains, on the same basis as other similarly situated employees.

19. Entire Agreement. The terms of employment set forth in this Agreement replace and supersede all prior agreements, understandings, promises or contracts between Employee and the Company regarding Employee’s employment, including without limitation any prior offer letters, employment agreements, emails or letters to Employee from Company representatives that predate this Agreement. This Agreement contains the entire understanding between the Parties on the subjects covered here and supersedes all prior agreements, arrangements and understandings, whether written or oral, regarding the subjects covered here. Employee acknowledges that Employee has not relied on any statements, representations or promises not specifically contained in this Agreement. This Agreement may not be changed or any of its provisions waived orally, but only in writing signed by both parties.

[Signatures on next page]

WHEREAS, the Parties have executed and delivered this Agreement to be effective as of the date first set forth above.

Mawson Infrastructure Group Inc.

/s/ James Manning
James Manning
Chief Executive Officer

Liam Daniel Wilson

/s/ Liam Wilson

Exhibit A:	RELOCATION PROVISIONS

Please see below the details and benefits to be provided by Mawson Infrastructure Group (referred to as “the Company”) for your assignment from Sydney Australia (referred to as the “Home Location” to Georgia, United States of America (referred to as the “Host Location”).

Family Status

For the purpose of the assignment, your Host Location family will include yourself and your accompanying spouse/partner and dependent children.

Pre-Departure Assistance

Immigration

Your relocation is conditional upon you gaining and maintaining appropriate work permits and visas allowing you and your accompanying spouse/partner and dependent children to live and work in the Host Location. Where necessary, the Company will provide you with assistance in obtaining the necessary visas and work permits and pay for any associated costs, including medicals where required.

If travelling outside of Australia whilst the travel ban is in effect, you and your accompanying spouse/partner and dependent children can only leave Australia if you successfully apply for an exemption to be released from the COVID-19 travel restrictions. The Company will provide support with this.

It is your responsibility to make sure that you provide all information requested in a timely manner to enable the completion of immigration documents.

Please also note that you are responsible for obtaining and maintaining passports for yourself and your accompanying spouse/partner and dependent children to allow for travel to the Host Location upon the commencement of your assignment.

Medical Examination and Vaccinations

You and your accompanying spouse/partner and dependent children may be required to attend a medical examination prior to departing to your Host Location in order to obtain medical clearance for immigration purposes. The Company’s nominated service provider will determine appropriate medical examinations and vaccinations as necessary. The Company will cover the cost of this service where required for immigration purposes.

Destination Services

You and your accompanying spouse/partner and dependent children will also be provided with destination services consisting of one day of orientation services and up to three days of home search services, and one day of school search services by the Company’s chosen relocation consultant. Where possible, these services should be provided during the pre-assignment visit.

Relocation Travel

On relocation, the Company will provide business class flights from the Home Location to the Host Location for yourself and your accompanying spouse and dependent children.

Please book the above travel following the Company’s travel policy procedures.

Temporary Accommodation

On relocation, the Company will pay for necessary temporary hotel or serviced apartment accommodation (where required) for a period as agreed between the parties in either the Home Location or the Host Location prior to securing a lease, including internet/Wi-Fi, which can be utilised by you and your accompanying spouse/partner and dependent children.

Any incidental costs relating to this accommodation will be your own expense and will not be reimbursed by the Company.

Should quarantine accommodation be required, the Company will cover this in addition to temporary accommodation entitlements.

Please book the above travel following the Company’s travel policy procedures.

Relocation of Household Goods

On relocation, the Company will pay for reasonable freight charges associated with the relocation of your personal effects and furniture from the Home Location to the Host Location, within specified limits. This benefit cannot be cashed out.

The Company reserves the right to refuse to pay any additional freight charges and insurance costs in excess of the following allowances:

●	Airfreight - 50 kg (net) per person, capped at 200 kg (net) in total

●	Sea freight - one standard 20-foot shipping container (30 cubic metres)

The Company will not pay to transport, or insure collectibles, antiques, furs, jewellery, firearms, pianos, cars, boats, motorcycles, plants, wood, food, wine/beer, or any other item excluded by its chosen transportation or insurance companies, or which are unlawful to import into or possess in the Host Location.

Removals Insurance

The Company will provide reasonable insurance cover for your personal effects in transit and Company provided storage with the Company’s removals insurance provider.

Pet Shipment

You will be provided with support for the relocation of up to two domestic pets, up to a capped total reimbursement amount of AUD 10,000 (net) (or local currency equivalent). Quarantine costs, inoculations, veterinary examinations etc. will be your responsibility. Proof of shipment costs must be provided in order to be eligible for reimbursement.

Relocation Leave

The Company will provide you with up to 2 days paid leave for your relocation to the Host Location. Relocation leave may be used in the Home Location or Host Location, or as a split between the two locations.

On-Assignment Benefits

Relocation Allowance

The Company will provide a one-off relocation allowance based on one month’s gross base salary, capped at USD 5,000 (net) at the time of relocation. This allowance is to assist you in meeting reasonable and typical incidental costs of “closing down” a household in your Home Location and “re-establishing” a household in the Host Location e.g. membership cancellation fees, home cleaning, purchase of luggage, special clothing, taxis to/from the airport and small electrical appliances.

The allowance will be paid via the Host Location payroll, in your first pay run after commencing your assignment.

Professional Taxation Assistance

The Company’s preferred taxation provider will provide yourself and your spouse / partner assistance with taxation matters, including completion of Home Location and Host Location tax returns for all tax years impacted by the assignment.

You will also be required to have a taxation briefing with this provider in the Home Location prior to your departure. In addition, you will be provided with a post arrival briefing in the Host Location.

Taxation Approach

Whilst on assignment you will be subject to the tax and social security laws of the Host Location and responsible for the payment of host country taxes and continuing home country taxes on all income.

To assist with income tax arising on relocation and on-going assignment benefits, the Company will gross up cash benefits and allowances. Non-cash benefits will be grossed up and reported via the host country payroll, if applicable.

Home and Host Housing Management

All costs associated with your housing in the Home Location and Host Location will remain your responsibility. This includes but is not limited to the sale or purchase of your primary residence, property maintenance and rental management fees.

Spousal / Partner Assistance

You will be reimbursed up to AUD 4,000 (net) (or local currency equivalent) for pre-approved career and personal development expenses, for your accompanying spouse/partner such as expenses in relation to professional re-registration and employment search. This will be reimbursed by the Company internally via the expense reimbursement process.

Reunion travel

You will be reimbursed at actual and reasonable rates, the cost of 1 direct round-trip business class airfare to your Home Location for every 12 months on assignment. The entitlement may be used in reverse whereby your dependents remaining in the Home Location are able to visit you in the Host Location. No cash will be provided in lieu of travel.

Please book the above travel following the Company’s travel procedures.

Compassionate Leave

In the event of the death or life threatening illness of a spouse/partner, parent, parent-in-law, grand/great-grand parent, child/step-child or sibling, of any accompanying family member, which requires you to return temporarily to your Home Location, you and your accompanying dependants will be provided with air travel to and from the Host Location and up to 5 days of paid compassionate leave, in line with the Company travel policy.

Repatriation

Upon successful completion of the assignment (as reasonably determined by the Company), the following benefits will be provided to assist you with relocating back to the Home Location.

Repatriation Travel

You will be provided with one-way direct business class flights from the Host Location to the Home Location for you and your spouse.

Please book the above travel following the Company’s travel procedures.

Repatriation of Household Goods

You will be provided with support to transport your household effects from your Host Location, back to your Home Location, in line with the services utilised during your initial relocation to the Host Location.

The Company will not pay to transport, or insure collectibles, antiques, furs, jewellery, firearms, pianos, cars, boats, motorcycles, plants, wood, food, wine/beer, or any other item excluded by its chosen transportation or insurance companies, or which are unlawful to import into or possess in the Home Location.

Storage Retrieval

Where your goods are placed into Company provided storage in the Home Location, you will be provided support for the cost of re-delivery of your goods to your Home Location residence within 60 days of your assignment end date.

Removals Insurance

The Company will provide reasonable insurance cover for your personal effects in transit to the Home Location with the Company’s removals insurance provider.

Pet Shipment

You will be provided support to repatriate up to two domestic pets, up to a capped reimbursement amount of AUD 10,000 (net) (or local currency equivalent). Quarantine costs, inoculations, veterinary examinations etc. will be your responsibility. Proof of shipment costs must be provided by in order to be eligible for reimbursement.

Temporary Accommodation

On repatriation, the Company will pay for necessary temporary hotel or serviced apartment accommodation for up to four weeks in either the Home Location or the Host Location prior to securing a lease, including internet/Wi-Fi, which can be utilised by you and your spouse/partner and dependent children.

Any incidental costs relating to this accommodation will be your own expense and will not be reimbursed by the Company.

Should quarantine accommodation be required, the Company will cover this in addition to temporary accommodation entitlements.

Please book the above travel following the Company’s travel procedures.

Repatriation Allowance

The Company will provide a one-off repatriation allowance based on one month’s gross base salary capped at USD 5,000 (net) at the time of repatriation. This allowance is to assist you in meeting reasonable and typical incidental costs of “closing down” a household in your Host Location and “re-establishing” a household in the Home Location e.g. membership cancellation fees, home cleaning, purchase of luggage, special clothing, taxis to/from the airport and small electrical appliances.

The allowance will be paid via the Host Location payroll, in your last pay run prior to completing your assignment.

Professional Taxation Assistance

The Company’s preferred taxation provider will provide a taxation briefing in the Host Location prior to your departure. In addition, you will be provided with a post arrival briefing in the Home Location.

Resignation During Assignment

If you wish to resign from the Company during your assignment or prematurely end your assignment, an additional 3 month’s-notice period (in addition to the notice period outlined in the attached contract) is required for the purposes of allowing sufficient time to wrap up Host Location commitments such as exiting your home lease and tying off any memberships.

Exhibit B:

Confidentiality, Non-Solicitation and Intellectual Property Assignment Agreement

This Confidentiality, Non-Solicitation and Intellectual Property Assignment Agreement (“Agreement”) is entered into by and between Mawson Infrastructure Group Inc., (the “Employer” or “Mawson”), and Liam Daniel Wilson (the “Employee”). Employer and Employee may also be referred to as “Party” or together as the “Parties.” This Agreement is effective as of August 9, 2021 (the “Effective Date”).

WHEREAS, the Employer is the legal entity employer of the Employee;

WHEREAS, the Employer is engaged in building infrastructure for blockchain and cryptocurrency businesses (the “Customers”);

WHEREAS, in consideration of the Employee’s employment by the Employer, which the Employee acknowledges to be good and valuable consideration for Employee’s obligations hereunder, the Employer and the Employee hereby agree as follows:

1. Confidential Information

(a) For purposes of this Agreement, “Confidential Information” means all information heretofore or hereafter developed or used by Employer and its Customers (whether or not reduced to written, electronic, magnetic or other tangible form) to which the Employee had access during the course of the Employee’s employment with the Employer and which is proprietary to Mawson and/or its Customers and not disclosed to the public by Mawson and/or its Customers in the ordinary course of its business or which relates to any third party for which Mawson is under an obligation to keep such information confidential, concerning the research, product development, products, operations, marketing and business plans, activities, consultants, licensors, licensees, customers, or business affairs of Mawson and/or its Customers, or Mawson and/or its Customers' licensees, distributors, business partners or customers, including, without limitation: (A) all information concerning Trade Secrets of Mawson and/or its Customers or their affiliates, including data lists, directories, computer programs, system documentation, special hardware, product hardware, related software development, computer systems, source code, object code, manuals, formulae, processes, methods, machines, compositions, ideas, improvements or inventions; (B) all sales and financial information concerning Mawson and/or its Customers; (C) all customer information, customer lists, or customer preferences or requirements; (D) all group strategy, research activities, data, technology, methodologies, techniques, distribution plans, contractual arrangements, profits, sales, price lists, pricing policies, operational methods, technical processes, other business affairs and methods, plans for future developments and other technical and business information relating to the business of Mawson and/or its Customers and their business partners or customers and all trademarks, domain names, copyrights and patents and applications thereof, all inventions, processes, studies, reports, research records, market surveys and know-how and technical papers; (E) all information in any way concerning the business or affairs of Mawson and/or its Customers or their affiliates, suppliers, business partners or customers, or otherwise discovered by the Employee during the Employee’s employment with Employer; and (F) any document marked “confidential” or any information which Employee has been advised is confidential or which might reasonably be expected to be regarded as confidential or any information which has been given to Mawson and/or its Customers or any of their affiliates in confidence by customers, suppliers or other persons. “Trade Secret” means a Trade Secret as that term is defined under Georgia law, the Defend Trade Secrets Act of 2016 (18 U.S.C. 1833(b)), and under the Economic Espionage of 1996 and its amendments. The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(b) The Employee understands and acknowledges that during the course of Employee’s employment with the Employer, the Employee will have access to and learn about Confidential Information in tangible and intangible form, of and relating to Mawson and/or its Customers, with whom the Employer has a business relationship. The Employee further understands and acknowledges that this Confidential Information and Mawson’s and/or its Customers’ ability to reserve it for the exclusive knowledge and use of Mawson and/or its Customers is of great competitive importance and commercial value to Mawson and/or its Customers, and that improper use or disclosure of the Confidential Information by the Employee will cause irreparable harm to Mawson and/or its Customers for which remedies at law will not be adequate.

(c) The Employee further acknowledges that it is the policy of Mawson and/or its Customers to maintain as secret and confidential all Confidential Information. The Employee recognizes that all such Confidential Information is and shall remain the sole property of Mawson and/or its Customers as its sole owner, free of any rights of the Employee, and acknowledges that Mawson and/or its Customers have a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, the Employee agrees to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in the Employee’s possession and the Employee agrees that at all times from and after the date hereof, the Employee will not, directly or indirectly, without the prior written consent of Mawson and/or its Customers, disclose (in any way or in any manner, including transmitting via or posting on the Internet) to any person, firm, company or other entity any Confidential Information. Nothing in this Agreement will convey a right, title, interest, or license in the Confidential Information to the Employee. The Confidential Information will remain the exclusive property of Mawson and/or its Customers.

(d) Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. 1833(b)), the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a violation of law. The Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Employee files a lawsuit or other action alleging retaliation by Mawson or the Employer for reporting a suspected violation of the law, the Employee may disclose the trade secret to the Employee’s attorney and use the trade secret in the court proceeding or other action, so long as the Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. This Section will govern to the extent it may conflict with any other provision of this Agreement.

2. Use of Confidential Information. The Employee agrees to keep the Confidential Information completely confidential, to treat the Confidential Information with reasonable care, and to exercise caution to prevent disclosing the Confidential Information to others.

If the Employee is required by law to disclose Confidential Information, the Employee must notify Mawson of the Employee’s legal requirement to disclose within three (3) business days of learning of the requirement. Provided that, nothing in this Agreement prohibits the Employee from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. The Employee does not need prior authorization or approval from Mawson and is not required to notify Mawson before making any such reports or disclosures.

All notices and disclosures under this Section must be sent by email with return confirmation of receipt, or certified or registered mail with return receipt requested to:

Mawson Infrastructure Group Inc.

Level 5, 97 Pacific Highway

North Sydney Australia 2060

Attn: James Manning

Title: CEO

E-mail: james@mawsoninc.com

3. Ownership of Intellectual Property.

(a) Assignment of Intellectual Property. At all times during the term of the Employee’s employment with the Employer and for six months after the termination of the Employee’s employment with the Employer for any reason, the Employee agrees and covenants that the Employee shall make prompt full written disclosure to Mawson and hold in trust for the sole right, benefit, and use of Mawson: any ideas, inventions, innovations, discoveries, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information, whether or not patentable, and any works of authorship, whether or not copyrightable, (collectively “Inventions”), that originate with the Employee in whole or in part during the period of the Employee’s employment with the Employer. The Employee agrees and acknowledges that any and all Inventions shall remain the exclusive property of Mawson. The Employee hereby expressly and fully assigns to Mawson the exclusive right, title and interest to all Inventions that originate with the Employee in whole or in part during the period of the Employee’s employment, whether written or not, and whether or not patentable or eligible for protection under copyright law, and fully waive any claims or rights the Employee may have therein. The Employee further agrees to assist Mawson, at Mawson’s expense, in perfecting such transfer or assignment by taking all necessary actions and executing all documents as may be required. The Employee understands that the foregoing shall not apply to Inventions (a) developed on the Employee’s own time, (b) without the use of Confidential Information, proprietary information and/or trade secrets or without Mawson supplies, equipment, facilities, or property, and (c) that are not based on any work performed in connection with the Employer’s business relationship with its Customers or related in any way to Mawson’s business or actual or demonstrably anticipated research or development. Any assignment to Mawson of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights," “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, the Employee hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any right to identification of authorship or limitation on subsequent modification that the Employee may have in the assigned Inventions. The Employee further acknowledges that all original works of authorship that are made by the Employee (solely or jointly with others) within the scope of and during the period of employment with the Employer and in connection with the Employer’s business relationship with its Customers, and which are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act (17 U.S.C. § 101) or under any similar concept other applicable copyright law (to the extent U.S. copyright law does not apply). The provisions of this Section shall be binding upon the Employee and the Employee’s executors and administrators.

(b) The Employee certifies that Attachment A to this Agreement sets forth any and all Confidential Information, Inventions, or proprietary creations that the Employee claims as the Employee’s own or otherwise intends to exclude from this Agreement because it was developed by the Employee prior to the date of this Agreement or because it is otherwise excluded from this Agreement.

4. Non-Solicitation of Employees. The Employee understands and acknowledges that the Employer has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Employer. For a period of six (6) months beginning on the Employee’s last day of employment with the Employer, regardless of the reason for the employment termination (the “Restricted Period”), the Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, or attempt to solicit, hire, or recruit, any employee of the Employer or any employee who has been employed by the Employer in the six (6) months before the Employee’s last day of employment (collectively, “Covered Employee”), or induce the termination of employment of any Covered Employee.

This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, and Twitter, and any other social media platform, whether or not in existence at the time of entering into this Agreement. However, it will not be deemed a violation of this Agreement if the Employee merely updates the Employee’s social media status to reflect the Employee’s new employment or connects with a Covered Employee on Facebook, LinkedIn, or other social media platform without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this Section.

This Section does not restrict or impede, in any way, and shall not be interpreted or understood as restricting or impeding, the Employee from exercising protected rights that cannot be waived by agreement.

5. Non-Solicitation of Customers. The Employee understands and acknowledges that because of the Employee’s experience with, training by, and relationship to the Employer, he will have access to and learn about the Employer’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to services. The Employee understands and acknowledges that the loss of any such customer relationship or goodwill will cause significant and irreparable harm to the Employer.

The Employee agrees and covenants that during the Restricted Period, the Employee shall not directly or indirectly solicit or attempt to solicit, using any form of oral, written, or electronic communications, the Employer’s current or prospective Customers from or about whom the Employee received Customer Information for the purpose of offering or accepting goods or services similar to or competitive with those offered by the Employer on behalf of any other individual or entity.

Communications include, but are not limited to, email, regular mail, express mail, telephone, fax, or instant message, or social media, including but not limited to Facebook, LinkedIn, Instagram or Twitter, or any other social media platform, whether or not in existence at the time of entering into this agreement. However, it will not be deemed a violation of this Agreement if the Employee merely updates the Employee’s social media profile to reflect the Employee’s new employment, or connects with a covered current, prospective, or former Customer on Facebook, LinkedIn or other social media platform, without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this Section.

This restriction shall only apply to:

a)	Customers or prospective customers the Employee serviced or contacted in any way during the past six (6) months of the Employee’s employment.

b)	Customers about whom the Employee has Customer Information or any other trade secret or confidential information.

c)	Customers who became customers during the Employee’s employment with the Employer.

d)	Customers about whom the Employee has information that is not available publicly.

6. Remedies. The Parties agree the Confidential Information is unique in nature and money damages will not adequately remedy the irreparable injury breach of this Agreement may cause Mawson. The Parties further acknowledge and agree that, in the event of a breach of this Agreement, Mawson is entitled to seek injunctive relief against either Party without the need to post a bond, as well as any other remedies that are available in law and equity.

7. Choice of Law. This Agreement will be interpreted based on the laws of the State of Georgia regardless of any conflict of law issues that may arise. The Parties agree that any dispute arising from this Agreement shall be brought exclusively in the state and federal courts sitting in Georgia.

8. General.

(a) Assignment. This Agreement will inure to the benefit of the Employer’s parent and affiliated companies and their successors and assigns. In addition, the Employer may assign its rights under the Agreement to any successor company. In the event of any assignment of this Agreement, the entity to which this Agreement is assigned shall be included in the definition of the term “Employer” as used in this Agreement. The Employee may not assign or delegate the Employee’s rights under this Agreement.

(b) Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter. It supersedes all prior and contemporaneous agreements, representations and arrangements, both written and oral, between the parties with respect to its subject matter.

(c) Severability. The provisions of this Agreement are severable, it being the intention of the Parties that should any provision hereof be invalid or unenforceable, such invalidity or unenforceability of any provision shalt not affect the remaining provisions hereof, but the same shall remain in full force and effect to the fullest extent permitted by law as if such invalid or unenforceable provision were omitted. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, the Parties agree that such provision is to be reformed to the extent necessary for the provision to be valid and enforceable to the fullest and broadest extent permitted by applicable law, without invalidating the remainder of this Agreement.

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If the Parties agree to the terms of this Agreement, please sign below.

LIAM DANIEL WILSON

Signed:	/s/ Liam Wilson	Name:	Liam Wilson
Title:	Chief Operating Officer	Date:	August 9, 2021

Mawson Infrastructure Group Inc.

Signed:	/s/ James Manning	Name:	James Manning
Title:	Chief Executive Officer	Date:	August 9, 2021